Exhibit 99.1

PRESS RELEASE	Corporate Headquarters
11150 Santa Monica Boulevard
Suite 1600
Los Angeles, CA 90025
www.cbre.com

FOR IMMEDIATE RELEASE

For further information:
Gil Borok	Nick Kormeluk	Steve Iaco
Chief Financial Officer	Investor Relations	Corporate Communications
310.405.8909	949.809.4308	212.984.6535

CB RICHARD ELLIS GROUP, INC. REPORTS IMPROVED

FINANCIAL RESULTS FOR FIRST QUARTER 2010

REVENUE RISES 15% TO $1.0 BILLION

Los Angeles, CA — April 28, 2010 — CB Richard Ellis Group, Inc. (NYSE:CBG) today reported improved financial results for the first quarter ended March 31, 2010.

•                  Revenue for the quarter totaled $1.0 billion, an increase of 15% from $890.4 million in the first quarter of 2009.

•                  On a U.S. GAAP basis, the Company reported a net loss of $6.6 million, or $0.02 per diluted per share, in the first quarter of 2010, compared with a net loss of $36.7 million, or $0.14 per diluted share, in the first quarter of 2009. Excluding selected charges(1), net income(2) would have totaled $3.2 million, or $0.01 per diluted share, for the current-year quarter, a notable improvement from a net loss of $7.5 million, or $0.03 per diluted share, in the first quarter of 2009.

•                  Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)(3) nearly doubled to $75.0 million in the first quarter of 2010 from $38.4 million a year earlier.  Excluding selected charges, EBITDA(3) rose 62% to $87.5 million in the current period from $54.1 million in the first quarter of 2009.

Seasonally, the first quarter is generally the Company’s weakest period, with revenue and profitability building throughout the year.

“Financial performance improved from a year ago in all geographic regions and virtually every service line and was well ahead of our internal expectations,” said Brett White, chief executive officer of CB Richard Ellis. “Our people have worked extremely hard throughout the downturn to grow our leadership position, expand our client base and improve operating efficiency. We are realizing significant benefits from these efforts now that market conditions have begun to recover in more parts of the world, and as we transition back to a more offensive posture. As the industry leader, we are very well positioned to benefit disproportionately in top- and bottom-line growth as the recovery continues to unfold.”

Globally, property sales revenue increased 51% in the first quarter of 2010 compared with the depressed levels of the first quarter of 2009, and leasing revenue rose 23% in this time period. All global regions posted double-digit percentage increases in both sales and leasing.  Asia Pacific, driven by especially strong improvement in Australia and New Zealand, saw sales revenue in the first quarter of 2010 rise 123% from a year earlier. Europe achieved a 25% increase in leasing revenue in the first quarter of 2010, primarily driven by growth in the United Kingdom and France. The Americas also posted substantial increases in both sales and leasing.

CB Richard Ellis also continued to seize opportunities resulting from continued difficulties in the real estate capital markets. Its portfolio of distressed properties being marketed for sale in the U.S. grew to more than $6 billion at the end of the first quarter of 2010.

Outsourcing revenue, including property and facilities management, grew by 6% in the first quarter compared with a year earlier, and accounted for slightly more than 40% of total revenue. Outsourcing revenue grew sharply in Asia Pacific and solidly in Europe, as the Company secured more global and multi-national assignments. Globally, CB Richard Ellis renewed or expanded 12 long-term outsourcing contracts — including relationships with Boeing, BP, Chevron Corporation, Fifth Third Bank, General Electric, IBM Corporation and Lloyds Banking Group — and added eight new long-term contractual relationships.

Loan Exchanges

The Company successfully negotiated two rounds of loan exchanges during the quarter, which extended the maturity and amortization schedules on $139.1 million of its term debt and $132.5 million of its revolving credit facility. Since August 2009, the Company has extended the maturity and amortization schedules on approximately $1.3 billion of debt.

First-Quarter 2010 Segment Results

Americas Region

Revenue for the Americas region, including the U.S., Canada and Latin America, rose 12% to $645.6 million for the first quarter of 2010, compared with $577.0 million for the first quarter of 2009.  Operating income for the Americas region doubled during the current quarter to $45.8 million from $22.9 million for the first quarter of 2009.  EBITDA for this region totaled $62.0 million for the first quarter of 2010, up significantly from $38.6 million in last year’s first quarter. The region saw meaningful improvement across most business lines.

EMEA Region

Revenue for the EMEA region, which mainly consists of operations in Europe, rose 16% to $188.2 million for the first quarter of 2010 from $162.2 million for the first quarter of 2009.  The EMEA region reported operating income of $1.3 million for the first quarter of 2010, a reversal from an operating loss of $6.1 million for the same period in 2009.  EBITDA also turned positive, totaling $4.1 million for the first quarter of 2010, compared with negative EBITDA of $3.1 million for last year’s first quarter.  These improved results reflect better business performance in several countries, particularly the United Kingdom, France, Germany and the Netherlands.

Asia Pacific Region

In the Asia Pacific region, which includes operations in Asia, Australia and New Zealand, revenue rose 44% to $134.4 million for the first quarter of 2010 from $93.1 million for the first quarter of 2009.  Operating income for the Asia Pacific region improved sharply to $6.2 million for the first quarter of 2010, from $0.7 million for the same period of 2009.  EBITDA also rose significantly to $8.3 million for the first quarter of 2010 compared with $1.9 million for last year’s first quarter. These improved results reflect better business performance throughout the region, particularly in Australia, China and Singapore.

Global Investment Management Business

In the Global Investment Management segment, which includes investment management operations in the U.S., Europe and Asia, revenue increased to $39.4 million for the first quarter of 2010 from $37.3 million in the first quarter of 2009.  This segment posted an operating loss for the first quarter of $4.4 million, compared with operating income of $6.7 million for the same period in 2009.  First-quarter 2010 EBITDA totaled negative $4.9 million, compared with negative EBITDA of $0.4 million in the prior year first quarter.  The lower results were partially driven by a net accrual of $1.1 million for carried interest incentive compensation in the first quarter of 2010 as compared with a net reversal of carried interest incentive compensation of $3.1 million in the first quarter of 2009.

Assets under management totaled $33.3 billion at the end of the first quarter, down 4% from year-end 2009 mainly due to lower property valuations and currency declines.

Development Services

In the Development Services segment, which consists of real estate development and investment activities primarily in the U.S., revenue totaled $18.3 million for the first quarter of 2010, compared with $20.9 million for the first quarter of 2009.  The operating loss for the first quarter of 2010 was $3.2 million, compared with an operating loss of $18.8 million for the same period in 2009.  First-quarter 2010 EBITDA was $5.5 million, up from $1.4 million in the prior year first quarter.  The operating loss in the first quarter of 2009 included a non-cash write-down of real estate assets of $9.4 million but not the offsetting portion attributable to non-controlling interests of $8.6 million. EBITDA for the first quarter of 2009 included both items. In addition, current year results were favorably impacted by cost reduction efforts, which led to an increase in EBITDA despite lower revenue.

Development projects in process as of March 31, 2010 totaled $4.7 billion and the inventory of pipeline deals as of March 31, 2010 was $0.9 billion, both unchanged from year-end 2009.

Conference Call Details

The Company’s first-quarter earnings conference call will be held on Thursday, April 29, 2010 at 10:30 a.m. Eastern Time.  A live webcast will be accessible through the Investor Relations section of the Company’s Web site at www.cbre.com/investorrelations.

The direct dial-in number for the conference call is 800-553-0272 for U.S. callers and 612-332-0637 for international callers.  A replay of the call will be available starting at 2:00 p.m. Eastern Time on April 29, 2010, and ending at midnight Eastern Time on May 5, 2010. The dial-in number for the replay is 800-475-6701 for U.S. callers and 320-365-3844 for international callers.  The access code for the replay is 154495.  A transcript of the call will be available on the Company’s Investor Relations Web site at www.cbre.com/investorrelations.

About CB Richard Ellis

CB Richard Ellis Group, Inc. (NYSE:CBG), a Fortune 500 and S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services firm (in terms of 2009 revenue).  The Company has approximately 29,000 employees (excluding affiliates), and serves real estate owners, investors and occupiers through more than 300 offices (excluding affiliates) worldwide. CB Richard Ellis offers strategic advice and execution for property sales and leasing; corporate services; property, facilities and project management; mortgage banking; appraisal and valuation; development services; investment management; and research and consulting. CB Richard Ellis has been named a BusinessWeek 50 “best in class” company for three years in a row. Please visit our Web site at www.cbre.com.

Note:  This release contains forward-looking statements within the meaning of the ‘‘safe harbor’’ provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our future growth momentum, operations and financial performance.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this release.  Any forward-looking statements speak only as of the date of this release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events.  If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.  Factors that could cause results to differ materially include, but are not limited to: general conditions of financial liquidity for real estate transactions; a protraction or worsening of the economic slow-down or recession we experienced in our principal operating regions in 2008 and 2009; our leverage and our ability to perform under our credit facilities; commercial real estate vacancy levels; employment conditions and their effect on vacancy rates; property values; rental rates; interest rates; realization of values in investment funds to offset related incentive compensation expense; our ability to leverage our platform to grow revenues and capture market share; our ability to retain and incentivize producers; the integration of our acquisitions and the level of synergy savings achieved as a result; our ability to maintain or enhance our operating leverage; and a decline in asset values in, or a reduction in earnings or cash flow from, our investment programs, as well as related litigation, liabilities and reputational harm.

Additional information concerning factors that may influence the Company’s financial information is discussed under “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2009, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission.  Such filings are available publicly and may be obtained on the Company’s Web site at www.cbre.com or upon request from the CB Richard Ellis Investor Relations Department at investorrelations@cbre.com.

(1) Selected charges include amortization expense related to customer relationships resulting from acquisitions, integration costs related to acquisitions, cost-containment expenses, the write-down of impaired assets and the write-off of financing costs.

(2) A reconciliation of net loss attributable to CB Richard Ellis Group, Inc. to net income (loss) attributable to CB Richard Ellis Group, Inc., as adjusted for selected items, is provided in the section of this press release entitled “Non-GAAP Financial Measures.”

(3) The Company’s management believes that EBITDA is useful in evaluating its operating performance compared to that of other companies in its industry because the calculation of EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance.  As a result, the Company’s management uses EBITDA as a measure to evaluate the operating performance of various business segments and for other discretionary purposes, including as a significant component when measuring its operating performance under its employee incentive programs. Additionally, management believes EBITDA is useful to investors to assist them in getting a more accurate picture of the Company’s results from operations.

However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles (GAAP), and when analyzing the Company’s operating performance, readers should use EBITDA in addition to, and not as an alternative for, net income determined in accordance with GAAP.  Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies.  Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.  The amounts shown for EBITDA also differ from the amounts calculated under similarly titled definitions in the Company’s debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and the Company’s ability to engage in certain activities, such as incurring additional debt and making certain restricted payments. Amounts shown for EBITDA, as adjusted, remove the impact of certain cash and non-cash charges related to acquisitions, cost containment and asset impairments.

For a reconciliation of EBITDA and EBITDA, as adjusted to net loss attributable to CB Richard Ellis Group, Inc., the most comparable financial measure calculated and presented in accordance with GAAP, see the section of this press release titled “Non-GAAP Financial Measures.”

CB RICHARD ELLIS GROUP, INC.

OPERATING RESULTS

FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009

(Dollars in thousands, except share data)

(Unaudited)

	Three Months Ended March 31,
	2010	2009

Revenue	$1,025,883	$890,449

Costs and expenses:
Cost of services	615,194	553,419
Operating, administrative and other	338,706	306,159
Depreciation and amortization	26,295	25,392
Total costs and expenses	980,195	884,970

Operating income	45,688	5,479
Equity loss from unconsolidated subsidiaries	(6,584)	(10,197)
Interest income	1,800	2,305
Interest expense	49,792	34,798
Write-off of financing costs	—	29,255

Loss before provision for (benefit of) income taxes	(8,888)	(66,466)
Provision for (benefit of) income taxes	7,299	(12,047)

Net loss	(16,187)	(54,419)
Net loss attributable to non-controlling interests	(9,560)	(17,730)
Net loss attributable to CB Richard Ellis Group, Inc.	$(6,627)	$(36,689)

Basic loss per share attributable to CB Richard Ellis Group, Inc. shareholders	$(0.02)	$(0.14)

Weighted average shares outstanding for basic loss per share	312,879,640	261,999,151

Diluted loss per share attributable to CB Richard Ellis Group, Inc. shareholders	$(0.02)	$(0.14)

Weighted average shares outstanding for diluted loss per share	312,879,640	261,999,151

EBITDA	$74,959	$38,404

CB RICHARD ELLIS GROUP, INC.

SEGMENT RESULTS

FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009

(Dollars in thousands)

(Unaudited)

	Three Months Ended March 31,
	2010	2009
Americas
Revenue	$645,611	$577,041
Costs and expenses:
Cost of services	410,287	383,092
Operating, administrative and other	174,841	156,799
Depreciation and amortization	14,690	14,258
Operating income	$45,793	$22,892
EBITDA	$61,988	$38,641

EMEA
Revenue	$188,160	$162,161
Costs and expenses:
Cost of services	119,451	110,017
Operating, administrative and other	64,976	55,684
Depreciation and amortization	2,390	2,540
Operating income (loss)	$1,343	$(6,080)
EBITDA	$4,125	$(3,117)

Asia Pacific
Revenue	$134,432	$93,094
Costs and expenses:
Cost of services	85,456	60,310
Operating, administrative and other	40,705	29,949
Depreciation and amortization	2,112	2,128
Operating income	$6,159	$707
EBITDA	$8,258	$1,940

Global Investment Management
Revenue	$39,407	$37,296
Costs and expenses:
Operating, administrative and other	40,939	29,382
Depreciation and amortization	2,857	1,203
Operating (loss) income	$(4,389)	$6,711
EBITDA	$(4,930)	$(426)

Development Services
Revenue	$18,273	$20,857
Costs and expenses:
Operating, administrative and other	17,245	34,345
Depreciation and amortization	4,246	5,263
Operating loss	$(3,218)	$(18,751)
EBITDA	$5,518	$1,366

The following measures are considered “non-GAAP financial measures” under SEC guidelines:

(i)                                     Net income (loss) attributable to CB Richard Ellis Group, Inc., as adjusted for selected charges

(ii)                                  Diluted income (loss) per share attributable to CB Richard Ellis Group, Inc, as adjusted for selected charges

(iii)                               EBITDA and EBITDA, as adjusted for selected charges

The Company believes that these non-GAAP financial measures provide a more complete understanding of ongoing operations and enhance comparability of current results to prior periods as well as presenting the effects of selected charges in all periods presented.  The Company believes that investors may find it useful to see these non-GAAP financial measures to analyze financial performance without the impact of selected charges that may obscure trends in the underlying performance of its business.

Net income (loss) attributable to CB Richard Ellis Group, Inc., as adjusted for selected charges and diluted net income (loss) per share attributable to CB Richard Ellis Group, Inc. shareholders, as adjusted for selected charges are calculated as follows (dollars in thousands, except per share data):

	Three Months Ended March 31,
	2010	2009

Net loss attributable to CB Richard Ellis Group, Inc.	$(6,627)	$(36,689)
Cost containment expenses, net of tax	4,487	4,841
Write-down of impaired assets, net of tax	2,840	3,692
Amortization expense related to customer relationships acquired, net of tax	1,890	1,808
Integration costs related to acquisitions, net of tax	642	1,039
Write-off of financing costs, net of tax	—	17,845
Net income (loss) attributable to CB Richard Ellis Group, Inc., as adjusted	$3,232	$(7,464)

Diluted income (loss) per share attributable to CB Richard Ellis Group, Inc. shareholders, as adjusted	$0.01	$(0.03)

Weighted average shares outstanding for diluted income (loss) per share	317,048,290	261,999,151

EBITDA and EBITDA, as adjusted for selected charges are calculated as follows (dollars in thousands):

	Three Months Ended March 31,
	2010	2009

Net loss attributable to CB Richard Ellis Group, Inc.	$(6,627)	$(36,689)
Add:
Depreciation and amortization	26,295	25,392
Interest expense	49,792	34,798
Write-off of financing costs	—	29,255
Provision for (benefit of) income taxes	7,299	(12,047)
Less:
Interest income	1,800	2,305

EBITDA	74,959	38,404

Adjustments:
Cost containment expenses	7,035	7,936
Write-down of impaired assets	4,453	6,056
Integration costs related to acquisitions	1,006	1,703

EBITDA, as adjusted	$87,453	$54,099

EBITDA for segments is calculated as follows (dollars in thousands):

	Three Months Ended March 31,
	2010	2009
Americas
Net income (loss) attributable to CB Richard Ellis Group, Inc.	$2,546	$(17,376)
Add:
Depreciation and amortization	14,690	14,258
Interest expense	39,714	27,700
Write-off of financing costs	—	29,255
Royalty and management service income	(4,145)	(827)
Provision for (benefit of) income taxes	10,369	(13,253)
Less:
Interest income	1,186	1,116
EBITDA	$61,988	$38,641

EMEA
Net income (loss) attributable to CB Richard Ellis Group, Inc.	$972	$(8,382)
Add:
Depreciation and amortization	2,390	2,540
Interest expense	89	2
Royalty and management service expense	2,212	156
(Benefit of) provision for income taxes	(1,205)	2,800
Less:
Interest income	333	233
EBITDA	$4,125	$(3,117)

Asia Pacific
Net income attributable to CB Richard Ellis Group, Inc.	$743	$487
Add:
Depreciation and amortization	2,112	2,128
Interest expense	557	648
Royalty and management service expense	1,793	457
Provision for (benefit of) income taxes	3,200	(1,674)
Less:
Interest income	147	106
EBITDA	$8,258	$1,940

Global Investment Management
Net loss attributable to CB Richard Ellis Group, Inc.	$(8,468)	$(5,501)
Add:
Depreciation and amortization	2,857	1,203
Interest expense	4,415	548
Royalty and management service expense	140	214
(Benefit of) provision for income taxes	(3,762)	3,527
Less:
Interest income	112	417
EBITDA	$(4,930)	$(426)

	Three Months Ended March 31,
	2010	2009
Development Services
Net loss attributable to CB Richard Ellis Group, Inc.	$(2,420)	$(5,917)
Add:
Depreciation and amortization	4,246	5,263
Interest expense	5,017	5,900
Benefit of income taxes	(1,303)	(3,447)
Less:
Interest income	22	433
EBITDA	$5,518	$1,366

CB RICHARD ELLIS GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	March 31, 2010	December 31, 2009
Assets:
Cash and cash equivalents	$680,295	$741,557
Restricted cash	37,919	46,797
Receivables, net	720,226	775,929
Warehouse receivables (1)	94,643	315,033
Real estate assets (2)	926,797	693,442
Goodwill and other intangibles, net	1,618,234	1,629,276
Investments in and advances to unconsolidated subsidiaries	127,559	135,596
Other assets, net	661,742	701,776
Total assets	$4,867,415	$5,039,406
Liabilities:
Current liabilities, excluding debt	$886,021	$989,491
Warehouse lines of credit (1)	94,040	312,872
Revolving credit facility	20,147	21,050
Senior secured term loans	1,628,794	1,683,610
Senior subordinated notes, net	436,783	436,502
Other debt (3)	13,878	6,541
Notes payable on real estate (4)	751,343	551,277
Other long-term liabilities	246,934	253,768
Total liabilities	4,077,940	4,255,111

CB Richard Ellis Group, Inc. stockholders’ equity	612,139	629,122
Non-controlling interests	177,336	155,173
Total equity	789,475	784,295

Total liabilities and equity	$4,867,415	$5,039,406

(1) Represents loan receivables, substantially all of which are offset by the related non-recourse warehouse line of credit facility.

(2) Includes real estate and other assets held for sale, real estate under development and real estate held for investment.

(3) Includes a non-recourse revolving credit line balance of $13.0 million and $5.5 million in Development Services as of March 31, 2010 and December 31, 2009, respectively.

(4) Represents notes payable on real estate of which $3.5 million are recourse to the Company as of March 31, 2010 and December 31, 2009.